SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 3/31/2005
FILE NUMBER 811-3826
SERIES NO.: 4

72DD.    1.   Total income dividends for which record date passed during the period. (000's Ommited)
              Class A                    $  528
         2.   Dividends for a second class of open-end company shares
              (000's Ommited)
              Class B                    $   66
              Class C                    $   81
              Class K                    $  741
              Investor Class             $5,287

73A.     Payments per share outstanding during the entire current period:
         (form nnn.nnnn)
         1.   Dividends from net investment income
              Class A                   $000.3205
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class B                   $000.1233
              Class C                   $000.1233
              Class K                   $000.2908
              Investor Class            $000.3543

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                      1,909
         2.   Number of shares outstanding of a second class of open-end company shares
              Class B                        642
              Class C                        678
              Class K                      2,250
              Investor Class              14,491


74V.     1.   Net asset value per share (to nearest cent)
              Class A                    $ 45.61
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                    $ 44.86
              Class C                    $ 43.82
              Class K                    $ 45.09
              Investor Class             $ 45.54